                                                                     Exhibit 4.3


                                (NEUROCHEM LOGO)



                            MANAGEMENT PROXY CIRCULAR


     This proxy circular is furnished in connection with the solicitation by the management of Neurochem Inc. (the "Corporation") of proxies to be voted at the annual meeting of shareholders of the Corporation (the "Meeting"), to be held at the Montreal Museum of Fine Arts, Michal and Renata Hornstein Pavilion, Maxwell Cummings Auditorium, 1379 Sherbrooke Street West, Montreal, Quebec, H3G 2T9, on May 19, 2004, at 10:00 AM, Montreal time, for the purposes set forth in the accompanying notice of the Meeting, and at any adjournment thereof. Except as otherwise stated, the information contained herein is given as at March 31, 2004, and all dollar amounts and references to $ are to Canadian dollars and US$ refers to United States dollars.


SOLICITATION OF PROXIES

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE MANAGEMENT OF THE CORPORATION and the expenses of solicitation of proxies will be borne by the Corporation. The solicitation will be made primarily by mail; however, officers and regular employees of the Corporation may also solicit proxies by telephone, telecopier or in person.


APPOINTMENT AND REVOCATION OF PROXIES

     THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE DIRECTORS OR OFFICERS OF THE CORPORATION. EACH SHAREHOLDER IS ENTITLED TO APPOINT ANY OTHER PERSON TO REPRESENT HIM AT THE MEETING, AND AT ANY ADJOURNMENT THEREOF.

     A shareholder desiring to appoint another person (who need not be a shareholder) to represent him at the Meeting, and at any adjournment thereof, may do so either by striking out the names of the management nominees set forth in the form of proxy and by inserting such person's name therein or by completing another proper form of proxy and, in either case, sending the completed proxy in the enclosed reply envelope for delivery before the Meeting, or any adjournment thereof, or by depositing such proxy with the Chairman on the day of the Meeting, at the Meeting or any adjournment thereof.

     A shareholder giving a proxy pursuant to this solicitation may revoke any such proxy by instrument in writing executed by the shareholder or by his attorney duly authorized in writing, or if the shareholder is a corporation, executed under its corporate seal or by an officer or attorney duly authorized in writing, and deposited with the Corporation, c/o Computershare Trust Company of Canada, Attention: Proxy Department, 1500 University Street, Suite 700, Montreal, Quebec, H3A 3S8, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman on the day of the Meeting, at the Meeting or any adjournment thereof, before any vote is cast under the proxy's authority.

VOTING OF PROXIES

     The persons named in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed in accordance with the directions of the shareholders appointing them.

     IN THE ABSENCE OF SUCH DIRECTIONS, SUCH SHARES WILL BE VOTED:

A. FOR THE ELECTION AS DIRECTORS OF THOSE PERSONS HEREINAFTER NAMED AS MANAGEMENT'S NOMINEES; AND

B. FOR THE APPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX THE AUDITORS' REMUNERATION.

     All matters to be voted upon at the Meeting will be decided by a majority of the votes cast by the shareholders entitled to vote thereon.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying notice of the Meeting or with respect to such other matters as may properly come before the Meeting, or any adjournment thereof. At the date hereof, the management of the Corporation knows of no such amendments, variations or other matters to be presented for action at the Meeting, or any adjournment thereof. However, if any other matters which are not now known to management should properly come before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.


VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     As at March 31, 2004, 29,934,864 common shares of the capital of the Corporation ("Common Shares") were issued and outstanding, each such share entitling the holder thereof to one vote.

     Holders of Common Shares listed as shareholders at the close of business on April 19, 2004, will be entitled to vote at the Meeting, or any adjournment thereof, either in person or by proxy, in respect of all matters which may properly come before the Meeting, or any adjournment thereof.

     To the knowledge of the directors and officers of the Corporation, as at March 31, 2004, no person beneficially owned, directly or indirectly, or exercised control or direction over, shares of the Corporation carrying more than 10% of the voting rights attached to all outstanding voting shares of the Corporation, except as follows:

            NAME                     NUMBER OF COMMON SHARES    PERCENTAGE OF CLASS
----------------------------------   -----------------------    -------------------
P.P. Luxco Holdings II S.A.R.L.(1)          6,718,368                    22.4%

NOTE:

(1) P.P. Luxco Holdings II S.A.R.L. is a wholly-owned subsidiary of Picchio Pharma Inc. ("Picchio Pharma"). The holdings and purchases of Common Shares by Picchio Pharma through P.P. Luxco Holdings II S.A.R.L. are referred to in and for the purposes of this management proxy circular as being holdings and purchases of Picchio Pharma.


RECENT DEVELOPMENTS

     On September 23, 2003, the Corporation completed the initial public offering of its Common Shares in the United States and a new issue of Common Shares in Canada. In connection with this offering, the Common Shares were approved for quotation on the Nasdaq National Market ("NASDAQ") and trading commenced on September 18, 2003, under the "NRMX" symbol. The Corporation offered 5.75 million Common Shares at a price of US$10.87 per share. The aggregate net proceeds from the offering were approximately US$59 million, net of underwriting fees and commissions. The Corporation intends to use these proceeds to fund clinical trials of its lead product candidates, as well as to further complete pre-clinical and research and development programs. The Corporation also intends to use the proceeds for capital expenditures and the balance for working capital and general corporate purposes.


ELECTION OF DIRECTORS

     Ten directors are to be elected at the Meeting. The Board recommends that shareholders vote for the election of the nominees whose names are set forth below. THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO CAST THE VOTES TO WHICH THE SHARES REPRESENTED BY SUCH PROXY ARE ENTITLED FOR THE ELECTION OF THE NOMINEES WHOSE NAMES ARE SET FORTH BELOW UNLESS OTHERWISE DIRECTED BY THE SHAREHOLDERS APPOINTING THEM.

     Management does not contemplate that any of the nominees will be unable to serve as a director, but, if that should occur for any reason at or prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion, unless instructions have been received from a particular shareholder to withhold its shares from voting with respect to the election of directors. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of the Corporation. Except as indicated, all of the persons named in the table below are now members of the Board of Directors of the Corporation (the "Board") and have been since the years indicated.

     The following table states the names of all the persons proposed by management to be nominated for election as directors, their principal occupation, their position in the Corporation (if any), the year in which they first became directors of the Corporation and the number of Common Shares beneficially owned, directly or indirectly, by each of them or over which they exercise control or direction.

                                                                                                                    NUMBER OF
                                                                                                                      COMMON
                                                                                                                      SHARES
                                                                                                                   BENEFICIALLY
                                                                                                       YEAR            OWNED,
                                                                                                       FIRST        CONTROLLED
        NAME AND MUNICIPALITY                                                                         BECAME A          OR
           OF RESIDENCE                          PRINCIPAL OCCUPATION                 OFFICE          DIRECTOR      DIRECTED(1)
--------------------------------------   -----------------------------------    -----------------     --------     ------------
Dr. Francesco Bellini, O.C.(2)........      Chairman and Chief Executive         Chairman of the        2002              --(3)
Montreal, Quebec                             Officer of the Corporation            Board, Chief
                                                                                Executive Officer
                                                                                   and Director

Dr. Colin Bier(4), (5)................                Consultant                     Director           1996             900
Montreal, Quebec

Jean-Guy Desjardins...................       President and Chief Executive           Director             --         387,550
Montreal, Quebec                           Officer, Centria Inc. (a holding
                                                       company)(6)

Peter Kruyt(2), (5), (7)..............     Vice President, Power Corporation         Director           2002          25,200
Montreal, Quebec                                of Canada (a diversified
                                           management and holding company)

Francois Legault......................      President and Chief Operating            Director             --          10,000
Montreal, Quebec                          Officer, ViroChem Pharma Inc. (a
                                            biopharmaceutical company)(8)

Dr. Frederick H. Lowy(7)..............      Rector and Vice-Chancellor of            Director           2003             Nil
Montreal, Quebec                         Concordia University (a university)

John Molloy(4)........................      President and Chief Executive            Director           1994          20,000
Kingston, Ontario                           Officer, Parteq Research and
                                          Development Innovations, Queen's
                                             University (a university
                                          technology transfer organization)

Ronald M. Nordmann(2), (5), (7), (9)..      Co-President, Global Health              Director           2002             Nil
Little Falls, New Jersey                  Associates, LLC (a consulting
                                          company to the healthcare and
                                          financial services industries)

Graeme K. Rutledge(4).................              Consultant                       Director           2003             Nil
Perth, Ontario

Dr. Emil Skamene(7)...................     Scientific Director, Research             Director           2002             Nil
Montreal, Quebec                         Institute of the McGill University
                                         Health Centre (an academic health
                                                      centre)

NOTES:

(1) The information as to the Common Shares beneficially owned, controlled or directed, not being within the knowledge of the Corporation, has been furnished by the respective candidates individually.

(2) Pursuant to a subscription agreement dated July 25, 2002, by and between Picchio Pharma, P.P. Luxco Holdings II S.A.R.L. and the Corporation, the Corporation covenanted to cause a total of three nominees of Picchio Pharma to be included in the list of management nominees to be proposed for election to the Board at each shareholders meeting occurring following the date thereof. Picchio Pharma's right shall terminate on the date it ceases to beneficially hold at least 15% of the issued and outstanding Common Shares (including Common Shares issuable upon exercise of the warrants issued to it concurrently). Dr. Bellini and Messrs. Kruyt and Nordmann are the current nominees of Picchio Pharma.

(3) Dr. Bellini holds directly, 166,666 Common Shares. Dr. Bellini is a beneficiary of the FMRC Family Trust which holds indirectly, through its 50% ownership of Picchio Pharma, 6,718,368 Common Shares and warrants to subscribe for four million Common Shares.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Committee.

(6) Mr. Desjardins is also the President and Chief Executive Officer of Fiera Corporation Inc., a holding company. Prior to October 2001, Mr. Desjardins was President and Chief Executive Officer of TAL Global Asset Management Inc., a holding and management company.

(7)  Member of the Nominating and Corporate Governance Committee.

(8) Since April 2002, Mr. Legault is also Chairman of the Board of Ecopia Biosciences Inc. and since December 2001, Mr. Legault is also been Chairman of the Board of Avance Pharma Inc., both of which are biopharmaceutical companies. Prior to May 2001, Mr. Legault was Executive Vice-President Corporate Development of Biochem Pharma Inc. (now ViroChem Pharma Inc.), also a biopharmaceutical company.

(9)  Mr. Nordmann is the Lead Director of the Corporation.

COMPENSATION OF DIRECTORS AND EXECUTIVES

     COMPENSATION OF DIRECTORS

     Directors are remunerated for services in that capacity with cash compensation and options to acquire Common Shares. Members of the Board are paid an annual fee of $12,000, an attendance fee of $1,000 per meeting and an annual grant of 5,000 options to acquire Common Shares. Additionally, directors who serve on committees of the Board are entitled to an annual fee of $2,000 ($3,000 for the chairman of the committee), an attendance fee of $750 per committee meeting and an annual grant of 1,000 options to acquire Common Shares. Upon joining the Board, a director is entitled to a one-time option grant of 25,000 options to acquire Common Shares.

     COMPENSATION OF EXECUTIVES

     Summary Compensation Table
     --------------------------

     The following table provides a summary of compensation earned during the fiscal years ended December 31, 2003, June 30, 2003 and June 30, 2002 by the current Chief Executive Officer and each of the four other most highly compensated current senior executives of the Corporation and its affiliates (collectively, the "Named Executive Officers").


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                            ANNUAL COMPENSATION                  AWARDS
                                                 ----------------------------------------     ------------
                                                                                               SECURITIES
                                                                                OTHER             UNDER
                                                                                ANNUAL           OPTIONS
                                                 SALARY          BONUS       COMPENSATION        GRANTED         ALL OTHER
NAME AND PRINCIPAL POSITION       FISCAL YEAR      ($)            ($)             ($)              (#)          COMPENSATION
-------------------------------   -----------    -------        ------       ------------     ------------      ------------
Dr. Francesco Bellini, O.C.....      2003*            --(1)         --(1)          --(1)              --(1)         Nil
Chairman, Chief Executive            2003             --(1)         --(1)          --(1)         200,000            Nil
Officer and Director

Dr. Philippe Calais............      2003*       117,000        15,775          6,000                Nil            Nil
President                            2003        112,500(2)        Nil          6,000            200,000            Nil

Claude Michaud.................      2003*       104,000        25,500            Nil                Nil            Nil
Senior Vice-President,               2003        150,000(3)        Nil            Nil            250,000            Nil
Finance and Chief Financial
Officer

Dr. Denis Garceau..............      2003*       130,000        50,000          4,800                Nil            Nil
Vice-President,                      2003        250,000        38,500          9,600                Nil            Nil
Drug Development                     2002        192,500        38,500          9,600             84,500            Nil

Dr. Francine Gervais...........      2003*       117,000        36,900            Nil                Nil            Nil
Vice-President, Research and         2003        225,000        36,900            Nil                Nil            Nil
Development                          2002        184,800        37,000            Nil             84,500            Nil

NOTES:

* For 6 months ended December 31, 2003. Effective as of December 31, 2003, the fiscal year of the Corporation changed from June 30 to December 31.

(1) Dr. Bellini was appointed Chief Executive Officer of the Corporation on December 11, 2002. Dr. Bellini is compensated for acting as Chief Executive Officer of the Corporation through a management services agreement dated March 1, 2003, amended as of October 30, 2003, by and between Picchio International Inc. ("Picchio International") and the Corporation (see "Interest of Insiders in Material Transactions").

(2)  Dr. Calais' employment with the Corporation began on January 6, 2003.

(3)  Mr. Michaud's employment with the Corporation began on October 1, 2002.

     Option Grants during Fiscal Year ended December 31, 2003
     --------------------------------------------------------

     No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2003.

     Aggregated Option Exercises During Most Recently Completed Fiscal Year and
     --------------------------------------------------------------------------
     Fiscal Year-End Option Values
     -----------------------------

     The following table indicates, for each of the Named Executive Officers, the details as to the stock options exercised during the fiscal year ended December 31, 2003, the total number of unexercised share purchase options held at December 31, 2003 and the value of such unexercised options at that date.

                                                                                                 VALUE OF
                                                                         OPTIONS               IN-THE-MONEY
                                       COMMON                           HELD AS AT          OPTIONS HELD AS AT
                                       SHARES        AGGREGATE       DECEMBER 31, 2003       DECEMBER 31, 2003
                                    ACQUIRED ON        VALUE           EXERCISABLE/            EXERCISABLE/
                                      EXERCISE        REALIZED        UNEXERCISABLE           UNEXERCISABLE
NAME                                    (#)             ($)                 (#)                   ($)(1)
-------------------------------     -----------      ---------       -----------------     -------------------
Dr. Francesco Bellini, O.C ....           Nil             Nil         36,667/163,333         824,641/3,673,359
Dr. Philippe Calais ...........           Nil             Nil         36,667/163,333         824,641/3,673,359
Claude Michaud ................        15,000         120,000         63,125/171,875       1,597,063/4,348,438
Dr. Denis Garceau .............           Nil             Nil         233,250/43,750       6,644,083/1,207,563
Dr. Francine Gervais ..........        20,000         228,800         225,750/43,750       6,417,283/1,207,563

NOTES:

(1) The value of unexercised in-the-money options at financial year-end is the difference between the exercise price and the closing sale price of the Common Shares on the Toronto Stock Exchange (the "TSX") on December 31, 2003. This gain has not been, and may never be, realized. The options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Common Shares on the date of exercise. The closing sale price of the Common Shares on the TSX, on December 31, 2003 was $30.60.


INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

     No officers, directors, employees or former officers, directors and employees of the Corporation were indebted to the Corporation as at March 31, 2004.


DIRECTORS' AND OFFICERS' INSURANCE

     The Corporation provides insurance for the benefit of its directors and officers against liability incurred by them in these capacities. The current aggregate policy limit is US$15,000,000, the first US$500,000 of certain claims being deductible and payable by the Corporation. The annual premium is US$765,000 for a one year term ending September 16, 2004. This annual premium, which has not been specifically allocated between directors as a group and officers as a group, was paid entirely by the Corporation.


TERMINATION OF EMPLOYMENT, CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS

     In case of termination of their employment for reason other than for just cause or for good reason, and other than termination following a change of control of the Corporation, Dr. Philippe Calais, Mr. Claude Michaud, Drs. Denis Garceau and Francine Gervais are entitled, under their employment agreements, to lump sum payments of $234,000, $208,000 plus bonus, $260,000, and $234,000, respectively.

     In case of termination of their employment following a change of control of the Corporation, Dr. Philippe Calais, Mr. Claude Michaud, Drs. Denis Garceau and Francine Gervais are entitled, under their employment agreements, to lump sum payments of $468,000, $416,000 plus bonus, $520,000, and $468,000, respectively.
Following a change of control of the Corporation, if Dr. Philippe Calais, Mr. Claude Michaud, Drs. Denis Garceau or Francine Gervais elect to remain in their function for at least six months following such change of control and, prior to the expiry of two years following such change of control, decide to leave the employment of the Corporation for any reason whatsoever, they are entitled, under their employment agreements, to lump sum payments of $234,000, $208,000 plus bonus, $260,000, and $234,000, respectively.

COMPOSITION OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board currently consists of Dr. Colin Bier (Chair), Mr. Peter Kruyt and Mr. Ronald M. Nordmann. During the most recently completed year, Dr. Francesco Bellini, O.C., the Corporation's Chairman and Chief Executive Officer also served on the Compensation Committee. Dr. Bellini is compensated for acting as Chief Executive Officer of the Corporation through a management services agreement dated March 1, 2003, as amended as of October 30, 2003, by and between Picchio International and the Corporation (see "Interest of Insiders in Material Transactions").


REPORT ON EXECUTIVE COMPENSATION

     The Corporation's current compensation policy for its executive officers, including the Named Executive Officers, emphasizes incentive-based compensation over base salary. Through the granting of options to purchase Common Shares, the executive officers of the Corporation, including the Named Executive Officers, are provided with incentive to (a) advance the drug development programs of the Corporation towards commercialization and (b) enhance the market value of the Corporation's Common Shares. In order to establish base salary and bonus compensation levels, the Corporation studies, among other things, the competitive market environment.

     The members of the Compensation Committee, whose names are set out above, have approved the issue of the foregoing report and its inclusion in this proxy circular.


PERFORMANCE GRAPH

     The outstanding Common Shares began trading at the opening of business on June 22, 2000, on the TSX (NRM).

     The following graph compares, as at the end of each quarter up to December 31, 2003, the cumulative total shareholder return on $100 invested in Common Shares on June 30, 2000, with the cumulative total shareholder return on the S&P/TSX Composite Index, assuming reinvestment of all dividends.

               (CHART SHOWING CUMULATIVE TOTAL SHAREHOLDER RETURN
              FOR THE PERIOD OF JUNE, 2000 THROUGH DECEMBER, 2003)


REPORT ON CORPORATE GOVERNANCE

     In 1995, the Toronto Stock Exchange Committee on Corporate Governance in Canada issued its final report, establishing guidelines for corporate governance for Canadian corporations (the "Guidelines"). The Guidelines relate to a number of significant governance issues, including the proper role of the board of directors, its structure and composition and its relationship with shareholders and management. The TSX has adopted as a listing requirement that disclosure be made by a listed corporation of its corporate governance practices with reference to the Guidelines. A complete description of the Corporation's corporate governance practices, with specific references to each of the Guidelines is attached hereto as Schedule A. The Nominating and Corporate Governance Committee, currently composed of Mr. Ronald M. Nordmann (chair), Dr. Frederick H. Lowy, Mr. Peter Kruyt and Dr. Emil Skamene, has reviewed the disclosure set out in Schedule A.

     Throughout 2003, the Corporation has reviewed its corporate governance practices, particularly, in connection with its offering in the United States and concurrent listing of the Common Shares for quotation on the NASDAQ. While the Corporation has always been materially in compliance with the Guidelines, in light of the quotation of its Common Shares on NASDAQ and changes in the regulatory framework in the United States, most notably with the implementation of the Sarbanes-Oxley Act, the Board concluded that it is was in the best interests of the Corporation and its shareholders to implement certain changes to its corporate governance practices. In addition to the Audit Committee and the Compensation Committee, the Corporation created a Nominating and Corporate Governance Committee, and a Disclosure Committee (which committee is comprised solely of executive officers of the Corporation). Moreover, the Corporation adopted a formal mandate of the Board of Directors, a charter for each of its committees, a Disclosure and Trading Policy, a Code of Ethics and a Hiring Policy for its independent auditors (to avoid any impairment of the independence of the Corporation's independent auditors).

     The Board continues to review corporate governance proposals made by the Toronto Stock Exchange, the Canadian Securities Administrators and NASDAQ. As new standards come into force, the Board will review and amend, where necessary and appropriate, its corporate governance practices and the eligibility of the members of the Board on each committee and shall, if necessary, make appropriate changes.

     The following is a description of the current committees of the Board:

     COMMITTEES OF THE BOARD

     Audit Committee
     ---------------

     The mandate of the Audit Committee includes assisting the Board in its oversight of (i) the integrity of the Corporation's financial statements, financial reporting process, system of internal controls over financial reporting, and audit process, (ii) the Corporation's compliance with, and process for monitoring compliance with, legal and regulatory requirements, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the independent auditors. The current members of the Audit Committee are Mr. Graeme K. Rutledge (chair), Dr. Colin Bier and Mr. John Molloy.

     Under the listing requirements of NASDAQ, no director who is not independent, may be appointed to the audit committee of a company. Mr. Molloy is not independent under these listing requirements, as he is the President and Chief Executive Officer of Parteq Research and Development Innovations, Queen's University ("Parteq"). However, in accordance with the NASDAQ listing requirements, the Board has resolved that the continued membership of Mr. Molloy on the Audit Committee is required in the best interests of the Corporation and its shareholders because of his knowledge of the Corporation and experience in such matters.

     Compensation Committee
     ----------------------

     The mandate of the Compensation Committee includes reviewing the compensation arrangements for the Corporation's employees, including executive officers and directors, and making recommendations to the Board with respect to such compensation arrangements, as well making recommendations to the Board with respect to the Corporation's incentive compensation plans and equity-based plans and to oversee succession planning. The Compensation Committee is also responsible for preparing an annual report on executive compensation for purposes of disclosure to shareholders. The current members of the Compensation Committee are Dr. Colin Bier (chair), Mr. Peter Kruyt and Mr. Ronald M. Nordmann.

     Nominating and Corporate Governance Committee
     ---------------------------------------------

     The mandate of the Nominating and Corporate Governance Committee is to develop and recommend to the Board a set of corporate governance principles and to prepare and review the disclosure with respect to, and the operation of, the Corporation's system of corporate governance, before such disclosure is submitted to the Board for its approval. The Nominating and Corporate Governance Committee is responsible for the review and periodic update of the Corporation's Code of Ethics which governs the conduct of the Corporation's directors, officers and other employees. Moreover, the Nominating and Corporate Governance Committee is mandated to examine, on an annual basis, the size and composition of the Board and, if appropriate, recommend to the Board a program to establish a Board comprised of members who facilitate effective decision-making. Finally, the Nominating and Corporate Governance Committee shall identify individuals qualified to become members of the Board, recommend to the Board nominees to be put before shareholders at each annual meeting and recommend to the Board a process for board, committee and director assessment. The current members of the Nominating and Corporate Governance Committee are Mr. Ronald M. Nordmann (chair), Dr. Frederick H. Lowy, Mr. Peter Kruyt and Dr. Emil Skamene.

     COMMUNICATIONS, INSIDER TRADING, CONFIDENTIAL INFORMATION AND DISCLOSURE POLICIES

     The Board is committed to an effective communications policy with all stakeholders including shareholders, suppliers, advertisers, employees, agents and members of the investment community. The Corporation is committed to complying with all laws, regulations and policies which are applicable to it as well as to best practices in the field. This commitment is evidenced, notably, by the adoption in 2003 of a Disclosure and Trading Policy.

     The Board or the Audit Committee reviews in advance all press releases which disclose financial results or other non-routine matters. Other statutory documents or documents required to be prepared, filed and delivered including, without limitation, the annual report, proxy materials and annual information form are reviewed by members of the Board and, where required, these documents are approved by the Board.


INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     On March 1, 2003, the Corporation entered into a management services agreement with Picchio International into which Picchio Pharma intervened (Picchio Pharma and Picchio International are sometimes referred to collectively in this management proxy circular as the "Picchio Group"). All of the shares of Picchio International are owned by Dr. Francesco Bellini, O.C., and his spouse.

     The management services agreement provides that Picchio International shall provide the services of Dr. Bellini as Chairman and Chief Executive Officer of the Corporation and provide the services of other members of the Picchio Group, including all senior managers of Picchio Pharma. Under the agreement, the Picchio Group is currently providing, and will continue to provide, on-going regular consulting and advisory services, including services related to reviewing existing and potential research and development activities, and existing potential clinical programs, financing activities, partnering and licensing opportunities, commercialization plans and programs, and advising and assisting in investor relations activities.

     In consideration of all services rendered under the agreement, Picchio International receives a monthly fee of $80,000. This amount includes all direct and indirect costs and expenses, including travel and all other out-of-pocket expenses, incurred by Dr. Bellini and the Picchio Group relating to the services provided pursuant to such agreement. The agreement was amended as of October 30, 2003, to provide for the payment, from time to time, to Picchio International of a discretionary amount as a performance based fee for services rendered. The amount of such performance based fee, if any, will be determined by the Board at its sole discretion. The term of the agreement is two years and each party has the right to terminate such agreement at any time upon sending a written prior notice of 180 days. The agreement provides that it shall be automatically renewed for successive one year terms unless either party sends a prior written notice of non-renewal to the other party at least 90 days prior to the then current termination date.

     The management services agreement provides that the Picchio Group shall not, without the Corporation's written consent, during the term of such agreement and for the 24 months following the termination of the agreement, carry on or be engaged in any business which is the same or similar to or in competition in any material way with any of the businesses which the Corporation now or which the Corporation shall, during the term of the agreement, carry on anywhere in the world. The Picchio Group also agreed not to hire any of the Corporation's employees during the term of the agreement and for the twelve months following its expiration.


AUDITORS OF THE CORPORATION

     KPMG LLP, Chartered Accountants, have been the auditors of the Corporation since September 1995. The Board recommends that shareholders vote for the appointment of KPMG LLP, Chartered Accountants, as auditors of the Corporation and the authorization of the Audit Committee to fix the auditors' remuneration. THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO CAST THE VOTES TO WHICH THE SHARES REPRESENTED BY SUCH PROXY ARE ENTITLED FOR THE REAPPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION FOR THE TERM EXPIRING WITH THE NEXT ANNUAL MEETING OF SHAREHOLDERS, AND TO AUTHORIZE THE AUDIT COMMITTEE TO FIX THEIR REMUNERATION, UNLESS OTHERWISE DIRECTED BY THE SHAREHOLDERS APPOINTING THEM.


2004 SHAREHOLDER PROPOSALS

     Shareholder proposals must be submitted no later than January 6, 2005 to be considered for inclusion in the Management Proxy Circular for the purposes of the Corporation's 2005 annual meeting of shareholders.

APPROVAL BY DIRECTORS

     The contents of this proxy circular and the sending thereof have been approved by resolution of the Board.

     DATED at Montreal, Quebec, April 6, 2004.



                                                     /s/ DAVID SKINNER
                                                     David Skinner
                                                     Corporate Secretary

                                   SCHEDULE A


                         CORPORATE GOVERNANCE PRACTICES


                TSX GUIDELINE                                             CORPORATION'S PRACTICE
1.   The Board should explicitly assume          The Board has explicitly assumed responsibility for the stewardship of
responsibility for stewardship of the            the Corporation in a formal Mandate of the Board of Directors, which
corporation, and specifically:                   was adopted on August 18, 2003. Specifically, the Board has assumed
    (i)   adopt a strategic planning process,    responsibility for (i) the adoption of a strategic planning process,
    (ii)  identify principal risks of the        (ii) the identification of the principal risks for the Corporation and
          business and implement systems of      the implementation of appropriate risk management systems, (iii)
          risk management,                       succession planning, including appointing, training and monitoring senior
    (iii) provide for succession planning,       management; (iv) ensuring that the Corporation has in place a communications
          including appointing, training and     policy to enable the Corporation to communicate effectively with
          monitoring senior management,          shareholders, other stakeholders and the public generally by, notably,
    (iv)  a communications policy,               enacting a Disclosure and Trading Policy and (v) the integrity of
    (v)   assume responsibility for the          internal controls and management information systems.
          integrity of the Company's internal
          control and management information
          systems.

2.  The Board should be constituted with         The Board currently consists of a majority of unrelated directors as,
a majority of individuals who qualify as         of the nine directors currently serving on the Board, seven are
unrelated directors.                             considered unrelated, namely Dr. Colin Bier, Mr. Richard Cherney, Mr.
                                                 Peter Kruyt, Dr. Frederick H. Lowy, Mr. Ronald M. Nordmann, Mr. Graeme
                                                 K. Rutledge and Dr. Emil Skamene. The additional nominees, namely
                                                 Messrs. Jean-Guy Desjardins and Francois Legault, are also unrelated.
                                                 Dr. Francesco Bellini, O.C. and Mr. John Molloy are related directors.
                                                 Mr. Richard Cherney is not standing for re-election as director of the
                                                 Corporation.

                                                 The Corporation does not have a majority shareholder and therefore no shareholder can exercise a majority of voting rights for the election of directors, but pursuant to a subscription agreement dated July 25, 2002, by and between Picchio Pharma, P.P. Luxco Holdings II S.A.R.L. and the
                                                 Corporation, the Corporation covenanted to cause a total of three nominees of Picchio Pharma to be included in the list of management nominees to be proposed for election to the Board at each meeting of shareholders occurring following the date thereof. Picchio Pharma's right shall terminate on the date it ceases to beneficially hold at least 15% of the issued and outstanding Common Shares (including Common Shares issuable upon exercise of the warrants issued to them concurrently). Dr. Bellini and Messrs. Kruyt and
                                                 Nordmann are the current nominees of Picchio Pharma.

                TSX GUIDELINE                                             CORPORATION'S PRACTICE
3.  The Board should disclose, for each          Dr. Francesco Bellini, O.C., Chairman and Chief Executive Officer ("CEO")
director, whether he or she is related and how   of the Corporation, is a related director as he is a member of the
that conclusion was reached.                     management of the Corporation. Mr. John Molloy is also a related director, as he is President and Chief Executive Officer of Parteq, an
                                                 organization with whom the Corporation has entered into research alliances, licensing agreements and service agreements.

                                                 Dr. Colin Bier, Mr. Richard Cherney, Mr. Peter Kruyt, Dr. Frederick H.
                                                 Lowy, Mr. Ronald M. Nordmann, Mr. Graeme K. Rutledge, Dr. Emil Skamene
                                                 and the additional nominees, namely Messrs. Jean-Guy Desjardins and
                                                 Francois Legault, are unrelated in that they are (i) independent of management; and (ii) free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding.

                                                 Mr. Richard Cherney is a partner of Davies Ward Phillips & Vineberg LLP which provides legal services to the Corporation and Picchio Pharma.
                                                 The Board considers that this professional relationship does not materially interfere with Mr. Cherney's ability to act with a view to the best interests of the Corporation.

4.  Appoint a committee of directors             The Corporation has created a Nominating and Corporate Governance
composed exclusively of outside, i.e.            Committee, responsible for the appointment and assessment of directors.
non-management directors, a majority of whom     All the members of this committee are unrelated and outside directors.
are unrelated directors, responsible for the
appointment and assessment of directors.

5.  Implement a process for assessing the        The Nominating and Corporate Governance Committee has the mandate,
effectiveness of the Board, its committees and   explicitly documented in its Charter, to implement a process for
individual directors.                            assessing the effectiveness of the Board, its committees and individual directors.

6.  Provide an orientation and education         The Nominating and Corporate Governance Committee has the mandate,
program for new directors.                       explicitly documented in its Charter, to consider the appropriateness of implementing formal programs for the orientation and education of new directors.

7.  Examine the size of the Board, with          The Board presently consists of nine directors with a variety of
specific reference to its effectiveness.         backgrounds. Its size and composition are subject to periodic review of the Nominating and Corporate Governance Committee, and the Board is of
                                                 the opinion that it will be most effective as it will be composed after the Meeting.

8.  Review compensation of directors in light    The Compensation Committee has the mandate, explicitly documented in
of risks and responsibilities.                   its Charter, to review compensation of directors in light of risks and responsibilities.

9.  Committees should generally be composed      The Board has three committees: the Audit Committee, the Compensation
of only outside directors, a majority of whom    Committee, and the Nominating and Corporate Governance Committee. All
are unrelated directors.                         members of the Audit Committee, the Compensation Committee and the
                                                 Nominating and Corporate Governance Committee are outside directors. All committees are composed of a majority of unrelated directors.

                                                 The current Composition of each the committees is set out below.

                                                 AUDIT COMMITTEE
                                                 Graeme K. Rutledge                            Unrelated    Outside
                                                 Dr. Colin Bier                                Unrelated    Outside
                                                 John Molloy                                   Related      Outside

                TSX GUIDELINE                                             CORPORATION'S PRACTICE
                                                 COMPENSATION COMMITTEE
                                                 Dr. Colin Bier                                Unrelated    Outside
                                                 Peter Kruyt                                   Unrelated    Outside
                                                 Ronald M. Nordmann                            Unrelated    Outside
                                                 NOMINATING AND CORPORATE GOVERNANCE
                                                 COMMITTEE
                                                 Ronald M. Nordmann                            Unrelated    Outside
                                                 Dr. Frederick H. Lowy                         Unrelated    Outside
                                                 Peter Kruyt                                   Unrelated    Outside
                                                 Dr. Emil Skamene                              Unrelated    Outside

10. Assume or assign responsibility for          The Nominating and Corporate Governance Committee has the mandate,
corporate governance issues.                     explicitly documented in its Charter, to assume responsibility for corporate governance issues.

11. Define management's responsibilities and     The Board has the responsibility, explicitly documented in the Mandate
approve corporate objectives to be met by the    of the Board of Directors, to approve a formal position description for
CEO.                                             the CEO. Moreover, the Nominating and Corporate Governance Committee of
                                                 the Board has the mandate, explicitly documented in its Charter, to submit to the Board an assessment of the CEO against the corporate objectives, which are approved by the Board and which the CEO is responsible for meeting.

                                                 On March 1, 2003, the Corporation entered into a management services agreement with Picchio International into which Picchio Pharma intervened
                                                 (Picchio Pharma and Picchio International are sometimes referred to collectively in this management proxy circular as the "Picchio Group").
                                                 All of the shares of Picchio International are owned by Dr. Bellini and his spouse. The management services agreement provides that Picchio
                                                 International shall provide the services of Dr. Francesco Bellini, O.C., as Chairman and CEO of the Corporation and provide the services of other members of the Picchio Group, including all senior managers of Picchio
                                                 Pharma. Under the agreement, the Picchio Group is currently providing, and will continue to provide, on-going regular consulting and advisory services, including services related to reviewing existing and potential research and development activities, and existing potential clinical programs, financing activities, partnering and licensing opportunities, commercialization plans and programs, and advising and assisting in investor relations activities.

12. Establish structures and procedures          The Board endeavors to ensure that it can function independently of
to enable the Board to function independently    management. One measure taken to this end is the appointment of Mr.
of management. An appropriate structure would    Ronald M. Nordmann as Lead Director of the Corporation by the outside
be to appoint a chairman who is not a member     directors of the Corporation on December 9, 2003. However, given its
of management.                                   current state of development and the controls in place, the Board is of the opinion that it is in the best interests of the Corporation and its shareholders to have Dr. Francesco Bellini, O.C., act both as Chairman and CEO of the Corporation.

13. The audit committee should be composed of    The Audit Committee is exclusively composed of outside directors. Its
outside directors and its role specifically      role is specifically defined in its Charter.
defined.

14. Implement a system to enable individual      Individual directors are able to engage outside advisers at the expense
directors to engage outside advisors, at the     of the Corporation, with the engagement of the adviser being subject to
Company's expense.                               the approval of the Nominating and Corporate Governance Committee, as
                                                 specifically documented in the mandate of the Board.